EXHIBIT 99.1

Digital Locations Announces Disruptive Satellite-to-Smartphone Technology

The Company is working with Florida International University to develop a disruptive technology that will deliver high-speed Internet from satellites directly to smartphones all over the world

SANTA BARBARA, Calif., June 08, 2023 (GLOBE NEWSWIRE) -- Digital Locations, Inc. (DLOC), the developer of a disruptive technology that will deliver high-speed Internet from satellites directly to smartphones all over the world, today announced that it has entered into to an agreement with Florida International University to lead the development program.

“We believe that our satellite-to-smartphone technology can have worldwide impact and be the most disruptive satellite communications technology since the introduction of GPS,” said Rich Berliner, CEO of Digital Locations.

In a digitally divided world of haves and have nots, high-speed Internet (also known as broadband Internet) is the great equalizer. However, high-speed Internet is only available in densely populated areas around the world. The rest of the world is still waiting.

Elon Musk (SpaceX), Jeff Bezos (Blue Origin) and others are launching thousands of Low Earth Orbit (LEO) satellites. Unfortunately, without the use of additional equipment, the technology does yet exist that will allow these satellites to deliver high-speed Internet to smartphones. Connecting these satellites with the smartphones of the future to receive high-speed Internet service is technically very challenging but represents an extraordinary business opportunity.

According to Grand View Research, the global broadband market was valued at $419 billion in 2022 and is expected to grow to $875 billion by 2030. This tremendous growth is driven by the continual digital transformation of virtually all industries such as retail, healthcare, government, entertainment, and many more. Wireless technology holds great potential, due to its relative ease of deployment, in accelerating the global digital revolution across many verticals through productivity enhancements and economic reductions.

Mr. Berliner continued, “We are thrilled to be working with Florida International University. Their research team includes world renown experts in the field of wireless communications and antenna systems. Our goal is to develop a truly disruptive technology that will finally make it possible for the wireless industry to offer high-speed Internet service from satellites directly to smartphones, indoors and outdoors with no dead zones and no cell towers.”

Under the terms of the research agreement with Florida International University, the Company has a non-exclusive, royalty-free license to use the intellectual property associated with the development project, as well as the right to negotiate an exclusive license.

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Mr. Berliner concluded, “We are currently seeing news about some wireless operators launching low speed satellite to phone service for limited applications, such as emergency transmission. However, we believe that our technology will disrupt the wireless world as we know it. Anyone, anywhere, regardless of location, economic status, race or gender will be able to access high-speed Internet service. Imagine the benefits that can be derived from remote learning, health care, government services, telework, participation in public affairs and even Netflix, Amazon and so much more that the Internet has to offer.”

About Florida International University

Florida International University (“FIU”) is the eighth largest public university in the country by enrollment and U.S. News and World Report places dozens of FIU programs among the best in the nation. Washington Monthly Magazine ranks FIU among the top 20 public universities contributing to the public good. The FIU Department of Electrical and Computer Engineering (ECE) encompasses a broad range of research and educational interests. It is the policy of the Department to involve each faculty member in a balanced combination of research and teaching to fully benefit the students. Many of the ECE faculty members have considerable industrial experience, and many maintain active consulting roles to provide current and relevant knowledge to the students in classroom and research settings.

To learn more about Florida International University, please visit www.fiu.edu

About Digital Locations, Inc.

Digital Locations, Inc., is the developer of a disruptive technology that will deliver high-speed Internet from satellites directly to smartphones all over the world. Today, high-speed Internet (also known as broadband Internet) is only available in densely populated areas around the world. The rest of the world is still waiting. Elon Musk (SpaceX), Jeff Bezos (Blue Origin) and others are launching thousands of Low Earth Orbit (LEO) satellites. Unfortunately, without the use of additional equipment, the technology does not yet exist that will allow these satellites to deliver high-speed Internet directly to smartphones. Solving this problem represents an extraordinary business opportunity. Working with a research team from Florida International University, we are developing a truly disruptive technology that will finally make it possible for the wireless industry to offer high-speed Internet service from satellites directly to smartphones anywhere in the world, indoors and outdoors with no dead zones and no cell towers. Anyone, anywhere, regardless of location, economic status, race or gender will be able to access high-speed Internet service and benefit from remote learning, health care, government services, telework, participation in public affairs and even Netflix, Amazon and much, much more.

To learn more about Digital Locations please visit www.digitallocations.com

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Safe Harbor Statement

This press release may contain “forward-looking statements.” Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as may be required under applicable law.

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Press Contact:

communications@digitallocations.com

(805) 456-7000

Source: Digital Locations, Inc.

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